Exhibit 99.1

PRESS RELEASE

IDT Corporation Appoints Bill Pereira

Chief Financial Officer and Treasurer

NEWARK, NJ – 5 Jan 2009: IDT Corporation (NYSE: IDT; IDT.C), a diversified telecommunications, energy and consumer services company, today announced that Bill S. Pereira has been appointed IDT’s Chief Financial Officer and Treasurer effective January 2, 2009. Mr. Pereira, who most recently served as IDT’s Executive Vice President of Finance, replaces Stephen R. Brown, who is leaving IDT to pursue other business opportunities.

Mr. Pereira initially joined IDT in 2001 when the Company bought Horizon Global Trading, a financial software firm, where he was a managing partner. As Executive Vice President of Finance at IDT, Mr. Pereira has been responsible for a variety of roles within the finance group, including reporting, budgeting and planning. Prior to Horizon, Mr. Pereira worked for a number of companies in the financial sector, including UBS, SBC Warburg and Prudential Financial. Mr. Pereira received a M.B.A. from the Stern School of Business at New York University and a B.S. from Rutgers University.

“Bill Pereira has been instrumental in developing and managing our ongoing restructuring and cost cutting program,” said Howard Jonas, IDT’s Chairman and Founder. “He is a worthy successor to Steve Brown, who has been a valuable member of our management team for many years. I thank Steve for his incalculable contribution to IDT, and for assisting with the transition of his responsibilities to Bill Pereira. We will miss Steve and wish him success and happiness in his future endeavors.”

“Bill Pereira has proven himself to be a very capable executive,” said Jim Courter, IDT’s CEO. “His commitment to financial discipline and accountability will be of great utility to the Company and our shareholders. Bill is the right person to accelerate our turn-around effort and ensure that we continue to meet our financial benchmarks.”

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Contact:

IDT Corporation External Affairs

Bill Ulrey – (973) 438-3838